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                                  EXHIBIT 99.1

                           Montana Mills Agrees To Be
                            Acquired by Krispy Kreme

ROCHESTER, N.Y., JANUARY 24, 2003 -- Montana Mills Bread Co., Inc. (Amex: MMX). Montana Mills (the "Company") announced today the signing of a definitive merger agreement with Krispy Kreme Doughnuts, Inc. (NYSE: KKD). The merger, which was approved by a majority of the Stockholders of Montana Mills, is expected to be completed by early in the second quarter and provides for the exchange of each share of Montana Mills for 0.1501 of a share of Common Stock of Krispy Kreme. Based upon Krispy Kreme's average closing price for the five days ending January 17, this values Montana Mills Common Stock at $5.11 per share. Montana Mills' Common Stock Purchase Warrants will, based upon their terms, become exercisable for Krispy Kreme Common Stock and are expected to continue to trade on the American Stock Exchange.

Krispy Kreme has also today announced plans to develop a bakery-cafe concept with Montana Mills' product and brand as a foundation for this new concept.

Gene O'Donovan, President of Montana Mills said "For Montana Mills this is a unique opportunity to join forces with a nationally recognized leader in food retailing. We strongly believe the ability to leverage Krispy Kreme's unique capabilities in areas such as branding, franchising and retail operations will allow Montana Mills to expand faster and will result in enhanced value for all of our Stockholders. Further, the added liquidity associated with ownership of Krispy Kreme stock will be very beneficial to all of our Stockholders."

The Company intends to file an information statement with the Securities and Exchange Commission by mid-February.

Montana Mills, which was formed in 1996 by Gene and Suzy O'Donovan, owns and operates upscale village bread stores in the Northeastern and Midwestern United States that produce and sell a variety of baked goods and satellite cafes that sell the items baked at the Company's village bread stores. The Company's stores are located primarily in suburban areas in New York, Ohio, Pennsylvania and Connecticut. Montana Mills went public in June 2002 and trades on the American Stock Exchange under the symbol MMX.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this release represent the judgment of Montana Mills as of the date of this report. Montana Mills disclaims, however, any intent or obligation to update any forward-looking statements.